Exhibit 99.3

BFC Financial Corporation to Recognize Extraordinary Gain

From the Sale of BankAtlantic to BB&T Corporation

FORT LAUDERDALE, FL — August 1, 2012— BFC Financial Corporation (OTC QB: BFCF) (“BFC” or the “Company”) announced today that BankAtlantic Bancorp and BB&T Corporation have completed their previously announced transaction in which BB&T acquired BankAtlantic, BankAtlantic Bancorp’s wholly owned bank subsidiary. The transaction, originally announced on November 1, 2011, closed on July 31, 2012.

As a result of BFC’s ownership interest of approximately 53% of BankAtlantic Bancorp, BFC expects to record a gain in connection with the transaction of approximately $163 million, subject to adjustment based on final post-closing reconciliation procedures in accordance with the terms of the agreement.

BankAtlantic Bancorp has issued a release indicating it has changed its name to BBX Capital Corporation (“BBX Capital”) and will remain listed on the New York Stock Exchange and continue to trade under the same ticker symbol: BBX. Going forward, BBX Capital plans to manage the assets it has retained as a result of the transaction and engage in a real estate investment and specialty finance business over time as assets are monetized.

BFC plans to continue to retain its ownership interest of approximately 53% of BBX Capital.

About BFC Financial Corporation: BFC is a holding company whose principal holdings include controlling interests in Bluegreen Corporation (NYSE: BXG) and BBX Capital Corporation (NYSE: BBX), and a non-controlling interest in Benihana, Inc. (NASDAQ: BNHN). As of March 31, 2012, BFC had total consolidated assets of approximately $4.9 billion, shareholders’ equity of approximately $121 million, and total consolidated equity including non-controlling interests of approximately $177 million. For more information, visit www.bfcfinancial.com.

BFC Investor Relations:

Leo Hinkley

Phone: 954-940-4994

or

Sharon Lyn, 954-940-4994

Fax: 954-940-5320

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,”

“would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties, including, but not limited to: that the scope of BBX Capital’s business plans going forward may not be as successful as anticipated, if at all; that BBX Capital’s Class A Common Stock may not meet or maintain the requirements for continued listing on the NYSE; that the gain recognized by BBX Capital and the value of the assets held following the transaction and/or the gain recognized by BFC Financial may not be as anticipated or estimated; that the transaction may not be as advantageous to BFC Financial as expected and that BFC Financial shareholders may not realize any anticipated benefits. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of our control. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by BFC Financial Corporation with the Securities and Exchange Commission, including BFC Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The Company cautions that the foregoing factors are not exclusive.